BANK OF AMERICA (logo)

                                      Bank of America Corporation
                                      100 North Tryon Street
                                      Charlotte, NC 28255






Pricing Supplement No. 004 Dated
Monday, February 26, 2001                          Rule 424(b)(2)
(to Prospectus dated January 22, 2001)             File Number 333-47222
$3,000,000,000 InterNotes(sm)

Minimum Denomination:  $1000.00
Minimum Increments:    $1000.00
All trade settle flat and clear SDFS:  DTC Book Entry Only


Trade Date: Monday, February 26, 2001 @ 12:00 PM ET
Settlement Date: Thursday, March 01, 2001 @ 3:30 PM ET

CUSIP
 Number          06050WAF2       06050XAH6       06050XAJ2      06050XAK9
--------------
Coupon
 Rate              6.000%          6.700%          7.050%         7.100%
-------------
Coupon                             Semi-
 Frequency        Quarterly       Annually        Monthly        Quarterly
-------------
Maturity
 Date*             3/15/06         3/15/11        3/15/16         3/25/21
-------------
Resale
 Price             100.000%        100.000%       100.000%        100.000%
-------------
Gross
 Concession          1.000%         1.500%          2.000%         2.500%
-------------
Net Proceeds
 To Issuer:      $26,151,840.00   $15,754,090.00  $77,341,600.00  $21,806,850.00
-------------
Call Date          non-callable     non-callable    **callable     ***callable
                                                     on 3/15/04     on 3/15/05
                                                     and every       and every
                                                    coupon date     coupon date
                                                     thereafter      thereafter
-------------
Call Price         non-callable      non-callable     100.000%         100.000%
-------------
1st Coupon
 Date*               6/15/01            9/15/01        4/15/01          6/15/01
-------------
1st Coupon
 Amount              $17.33             $36.11          $8.62            $20.51
-------------
Survivor's
 Option                Yes                Yes             Yes             Yes
----------
Product              Senior         Subordinated     Subordinated   Subordinated
 Ranking           Unsecured         Unsecured        Unsecured       Unsecured
-------------        Notes             Notes            Notes          Notes
Moody's
 Rating               Aa2               Aa3               Aa3           Aa3
-------------
S&P Rating             A+                A                 A             A


_______________
*If the maturity date or an interest payment date for any note is not a Business Day (as that term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.


**The InterNote(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occuring 3/15/04 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNote(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

***The InterNote(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 3/15/05 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNote(SM), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

InterNote(sm) is the trade mark of Incapital, LLC.
All rights reserved.